Exhibit 99.1

Femasys Inc. Announces Financial Results for the Second Quarter of 2021

Completed initial public offering (“IPO”) raising net proceeds of $31.6 million

Appointed Anne Morrissey to the Board of Directors, an industry expert with decades of medical device experience

Initiated 792-patient, pivotal LOCAL trial after receipt of investigational device exemption (IDE) submission approval for FemaSeed™

Atlanta, GA. --- August 11, 2021 --- Femasys Inc. (NASDAQ: FEMY), a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies, today announced financial results for the second quarter and six months ended June 30, 2021.

“This is an exciting time of growth for Femasys after becoming a publicly traded company on June 18th,” stated Kathy Lee-Sepsick, president, chief executive officer and founder of Femasys.  “We are galvanizing on all fronts to advance FemaSeed™, our localized directional insemination product candidate that is part of our fertility portfolio, through clinical development and are thrilled to have treated the first patient in our prospective, multi-center pivotal LOCAL trial in July.”

Ms. Lee-Sepsick, further commented, “We are continuing our clinical work with FemBloc®, our permanent birth control product candidate, in preparation for an IDE submission for a pivotal trial planned for next year. Both reproductive products may provide women access to superior technologies and increase their options related to reproductive care. We remain enthusiastic and poised to address the vast underserved markets within women’s health worldwide with our next-generation medical solutions.”

Recent Corporate Developments

•
On June 17, 2021, Femasys announced the pricing of its initial public offering of 2,650,000 shares of its common stock at a public price of $13.00 per share. The net proceeds to Femasys from the offering, after deducting the underwriting discounts and commissions and legal expenses, totaled $31,613,500.  Shares began trading on the Nasdaq Capital Market on June 18, 2021, under the ticker symbol “FEMY”.  The offering closed on June 22, 2021.

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On June 24, 2021, Femasys announced the appointment of Anne Morrissey to the company’s board of directors. Ms. Morrissey brings decades of experience to Femasys. Most recently, Anne served as President and Chief Executive Officer of Alydia Health from 2016 to 2020, and thereafter as an advisor until it was acquired by Merck in March 2021. She holds several patents on medical devices and advises medical device companies, including Raydiant Oximetry.

Recent Developments Related to Clinical Programs

•
On April 8, 2021, Femasys received IDE approval to begin a multi-center, pivotal clinical trial (the “LOCAL trial”) of FEMASEED, a first-in-class, localized directional insemination product candidate for infertility.

•
On July 20, 2021, Femasys announced the initiation and first patient treated in the LOCAL trial.  The trial is being conducted across approximately 20 centers in the United States and is expected to enroll up to 792 patients diagnosed as infertile.  The primary endpoints of the study are to determine the effectiveness (clinical pregnancy rate) and safety over a period of 7 weeks.  Enrollment in this trial is ongoing.

Second Quarter (Three-Months) 2021 Financial Results:

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Research and Development expenses increased 0.7%, to $894,868 for the second quarter of 2021 compared the second quarter of 2020. The increase was primarily due to compensation and personnel related costs, an increase in clinical-related costs related to FemBloc studies, but was offset by decreases in material and development costs and other costs.

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General and Administrative expenses increased by $507,774, or 93.4% to $1,051,399 for the second quarter of 2021 compared to the second quarter of 2020. The increase was primarily due to an increase of $412,076 in professional costs associated with the company’s financing transactions and other administrative costs, such as insurance.

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Sales of the Company’s FemVue product, increased by $142,772, or 77.9%, to $326,006 from $183,234 for the second quarter of 2021. The net sales increase accounted for a decrease in sales for the three-months ending June 30, 2020 due to impacts of the COVID-19 pandemic.  U.S. sales comprised a 46.3% increase for the second quarter of 2021 compared to the same period last year.

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Primarily reflecting the factors noted above, net loss was $1,083,059, or $0.52 per diluted share, for the second quarter of 2021, compared to $1,485,451, or $1.55 per diluted for the second quarter of 2020.

•
The cash and cash equivalents balance as of June 30, 2021 was $29,858,868.  The Company expects, based on its current operating plan, that its existing cash and cash equivalents, together with the net proceeds from the IPO, will be sufficient to fund its operations at least through 2022.

Year to Date 2021 (Six-Months) Financial Results:

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Research and Development expenses decreased by $349,512, or 15.6% to $1,889,890 for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease was primarily due to the decrease of $170,249 in compensation and related personnel costs due to the reduction in staff in March 2020, along with a decrease in clinical-related costs related to FemBloc studies and decreases in material and development costs.

•
General and Administrative expenses increased by $749,569, or 62.8%, to $1,943,386 for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was largely due to an increase of $740,734 in professional costs associated with the Company’s financing transactions.

•
Sales of the Company’s FemVue product increased by $212,035, or 47.8%, to $655,781 from $443,746 for the six-months ended June 30, 2020.  The increase was attributed to a $156,240 increase in U.S. sales and a $55,795 increase in international sales, primarily due to the impacts of the COVID-19 pandemic.

•
Primarily reflecting the factors noted above, net loss decreased to $2,913,291, or $1.89 per diluted share, for the six months ended June 30 2021, as compared to a net loss of $3,687,178, or $3.86 per diluted share, for the six months ended June 30, 2020.

About Femasys

Femasys is a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies. Its two lead reproductive health product candidates include FemBloc® permanent birth control and FemaSeed™ localized directional insemination for infertility.  The Company’s product for fallopian tube assessment by ultrasound FemVue®, is currently marketed in the United States.

Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside our other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.

Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$29,858,868	3,322,226
Accounts receivable, net	158,837	125,790
Inventory, net	146,879	131,378
Other current assets	868,842	284,115
Total current assets	31,033,426	3,863,509
Property and equipment, at cost:
Leasehold improvements	1,155,332	1,155,332
Office equipment	64,145	64,145
Furniture and fixtures	424,947	424,947
Machinery and equipment	2,242,088	2,242,088
Construction in progress	151,662	139,150
	4,038,174	4,025,662
Less accumulated depreciation	(2,470,397)	(2,197,868)
Net property and equipment	1,567,777	1,827,794
Long-term assets:
Lease right-of-use assets, net	854,817	1,057,506
Intangible assets, net of accumulated amortization	42,185	65,069
Other long-term assets	488,961	792,440
Total long-term assets	1,385,963	1,915,015
Total assets	$33,987,166	7,606,318

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)	June 30, 2021	December 31, 2020
Current liabilities:
Accounts payable	$947,078	674,333
Accrued expenses	430,183	1,117,601
Clinical holdback – current portion	18,947	—
Notes payable – current portion	470,556	630,010
Lease liabilities – current portion	419,333	434,072
Other – current	32,895	32,895
Total current liabilities	2,318,992	2,888,911
Long-term liabilities:
Clinical holdback – long-term portion	151,958	164,972
Note payable – long-term portion	—	182,490
Lease liabilities – long-term portion	603,616	809,092
Other – long-term	32,895	32,895
Total long-term liabilities	788,469	1,189,449
Total liabilities	3,107,461	4,078,360
Commitments and contingencies
Redeemable convertible preferred stock:
Preferred stock, Series B, $.001 par, none authorized, issued and outstanding as of June 30, 2021; 13,344,349 shares authorized, issued and outstanding as of December 31, 2020	—	10,748,873
Preferred stock, Series C, $.001 par, none authorized, issued and outstanding as of June 30, 2021; 42,491,484 shares authorized, issued and outstanding as of December 31, 2020	—	44,594,813
Stockholders’ equity (deficit):
Common stock, $.001 par, 200,000,000 authorized, 11,916,943 shares issued and 11,799,720 outstanding as of June 30, 2021; and 95,583,558 authorized, 1,110,347 shares issued and 993,124 outstanding as of December 31, 2020	11,916	1,110
Treasury stock, 117,223 shares	(60,000)	(60,000)
Preferred stock, Series A, $.001 par, none authorized, issued and outstanding as of June 30, 2021; 17,310,609 shares authorized, and 17,210,609 shares issued and outstanding as of December 31, 2020	—	17,211
Warrants	702,492	702,492
Additional paid-in-capital	108,341,078	22,725,949
Accumulated deficit	(78,115,781)	(75,202,490)
Total stockholders’ equity (deficit)	30,879,705	(51,815,728)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$33,987,166	7,606,318

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$326,006	183,234	655,781	443,746
Cost of sales	107,627	55,275	200,669	128,463
Gross margin	218,379	127,959	455,112	315,283
Operating expenses:
Research and development	894,868	888,701	1,889,890	2,239,402
Sales and marketing	21,828	13,384	44,647	250,573
General and administrative	1,051,399	543,625	1,943,386	1,193,817
Depreciation and amortization	151,359	165,882	304,812	335,292
Total operating expenses	2,119,454	1,611,592	4,182,735	4,019,084
Loss from operations	(1,901,075)	(1,483,633)	(3,727,623)	(3,703,801)
Other income (expense):
Interest income, net	144	1,620	308	21,956
Other income	821,515	—	821,515	—
Interest expense	(3,643)	(3,438)	(7,491)	(5,333)
Total other income (expense)	818,016	(1,818)	814,332	16,623
Loss before income taxes	(1,083,059)	(1,485,451)	(2,913,291)	(3,687,178)
Income tax expense	—	—	—	—
Net loss	$(1,083,059)	(1,485,451)	(2,913,291)	(3,687,178)
Comprehensive loss:
Net loss	$(1,083,059)	(1,485,451)	(2,913,291)	(3,687,178)
Change in fair value of available for sale investments	—	—	—	(20)
Total comprehensive loss	$(1,083,059)	(1,485,451)	(2,913,291)	(3,687,198)

Net loss attributable to common stockholders, basic and diluted	$(1,083,059)	(1,485,451)	(2,913,291)	(3,687,178)
Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	(1.55)	(1.89)	(3.86)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	2,076,516	955,279	1,538,780	955,279